Exhibit 99.1

Media Contact: Dominick DiRocco (732)-239-4462 ddirocco@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Raises Dividend for 23rd Consecutive Year

FOLSOM, NJ, November 22, 2021 – SJI (NYSE: SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.3025 per share to $0.3100 per share. The new annualized dividend of $1.24 represents an increase of 2.48 percent per share over the previous level.

With this announcement, SJI has increased its dividend for 23 consecutive years.

Factors the board of directors consider when setting the dividend include future earnings expectations, payout ratio and dividend yield relative to those at peer companies, as well as returns available on other income-oriented investments.

The dividend is payable December 29, 2021 to shareholders of record at the close of business on December 10, 2021 with an ex-dividend date of December 9, 2021. This is SJI’s 70th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

About SJI

SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.

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